EXHIBIT 99.1

CUBIST PHARMACEUTICALS TO END DEVELOPMENT OF CB-500,929

Decision follows review of Phase 2 top line results

Lexington, Mass., March 31, 2010 — Cubist Pharmaceuticals, Inc. (NASDAQ: CBST) today announced that it plans to stop investing in the clinical development of CB-500,929 (ecallantide) as a therapy to reduce blood loss in patients undergoing cardiac surgery using cardiopulmonary bypass. The company made this decision after reviewing top line efficacy and safety data from the CB-500,929 Phase 2 CONSERV™ 1 and CONSERV 2 trials. This decision does not impact the 2010 R & D cost guidance announced by the company in January 2010 as the guidance did not include costs for potential development of CB-500,929 beyond the CONSERV trials.

Top Line results

CONSERV 1: This study treated 249 patients undergoing primary Coronary Artery Bypass Graft (CABG) Surgery—while on cardiopulmonary bypass (CPB). This patient population was considered to be at a relatively low risk of bleeding complications in comparison to the CONSERV 2 population. Three doses of CB-500,929 (approximately 5, 25 or 75 mg depending on a patient’s weight and time on bypass) were evaluated vs. placebo. The results for this trial showed no improvement in blood loss (measured by the need for transfusion of blood and blood products) vs. placebo for any of the three doses studied. CONSERV 1 results showed similar safety results in patients who received study drug and those who received placebo.

CONSERV 2: This study treated 218 patients undergoing cardiac surgery while on CPB for procedures including repeat sternotomy, CABG + valve replacement or more than one valve replacement. This patient population was considered to be at a higher risk of bleeding complications than those undergoing a primary CABG procedure. In CONSERV 2, a dose of approximately 75 mg of CB-500,929 was studied vs. tranexamic acid as a comparator. The results of this trial also showed no treatment benefit for the CB-500,929 group relative to the comparator arm. A statistically significant higher rate of mortality was observed in patients in the study arm relative to those treated with tranexamic acid. This imbalance in mortality was observed by the Data Safety Monitoring Board late last year, and led Cubist to end enrollment in the CONSERV 2 trial early — see December 3, 2009 news release here. At that time, the company had also decided to end enrollment early in CONSERV 1 as a precaution although there was no imbalance in mortality observed in the CONSERV 1 results.

Given the decision by Cubist to end its development of CB-500,929, Cubist intends to terminate the 2008 agreement with Dyax under which Cubist in-licensed development and commercialization rights to CB-500,929 for surgical indications in the U.S. and the EU in accordance with the terms of the agreement.

Cubist has scheduled a conference call for 5:00 p.m. ET today to discuss the information in this news release.

******************CONFERENCE CALL & WEBCAST INFORMATION******************

Cubist will host a conference call and live audio webcast to discuss its decision to end development of CB-500, 929 (ecallantide).

WHEN: Wednesday, March 31, 2010 at 5:00 p.m. ET

LIVE DOMESTIC & CANADA CALL-IN: 877-407-8289

LIVE INTERNATIONAL CALL-IN: 201-689-8341

24-HOUR REPLAY DOMESTIC & CANADA: 877-660-6853

24 HOUR REPLAY INTERNATIONAL: 201-612-7415

REPLAY PASSCODES (BOTH REQUIRED FOR PLAYBACK):

ACCOUNT #: 351 CONFERENCE ID #: 348546

CALL WILL ALSO BE BROADCAST LIVE, LISTEN ONLY, VIA THE WEB AT:

www.cubist.com

Replay will be available for 30 days via the Internet at www.cubist.com

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About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides. Cubist also promotes MERREM® I.V. (meropenem for injection) in the U.S. under an agreement with AstraZeneca. The Cubist clinical product pipeline currently consists of a Phase 2 program, added with Cubist’s acquisition of Calixa Therapeutics Inc. in December 2009, focused on the development of a novel cephalosporin to address certain serious infections caused by multi-drug resistant (MDR) Gram-negative organisms; a program for the treatment of CDAD (Clostridium difficile-associated diarrhea), now entering Phase 2; and a Phase 1 program intended to address the unmet medical need for a treatment for serious infections caused by MDR Gram-negative pathogens. Cubist is also working on several pre-clinical programs, which would address areas of significant medical needs. These include an anti-infective program for the treatment of respiratory syncytial virus (RSV) in children, therapies to treat various serious bacterial infections, and agents to treat acute pain. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

AstraZeneca and MERREM are trademarks of the AstraZeneca group of companies.

Cubist Safe Harbor Statement

This press release contains forward-looking statements regarding Cubist’s R&D guidance. There are many factors that could cause actual results to differ materially from those in these forward-looking statements. These factors include the following: our ability to successfully develop our pipeline product candidates, unexpected delays or acceleration of research projects and/or clinical trials, unexpected costs related to the initiation and/or implementation of research projects or clinical trials, and a variety of risks related to drug development, which inherently involves a high degree of risk. Success in pre-clinical trials or early stage clinical trials does not mean that later stage trials will be successful. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent annual and quarterly reports with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings, which are incorporated in this press release by this reference. Forward-looking statements speak only as of the date of this release, and Cubist undertakes no obligation to update or revise these statements, except as may be required by law.

Contacts:
Cubist Pharmaceuticals, Inc.	Weber Shandwick
Eileen C. McIntyre	Tara Murphy
Senior Director, Corporate Communications	(617) 520-7045
(781) 860-8533	tara.murphy@webershandwick.com
eileen.mcintyre@cubist.com